Exhibit 99.2
                   INSITUFORM SOUTHWEST, INC.
                    702 Spirit 40 Park Drive
                     Chesterfield, MO 63005

                                                   March 11, 1999
BY HAND AND CERTIFIED MAIL
RETURN RECEIPT REQUESTED
--------------------------

Insitu, Inc.                       Insituform Technologies, Inc.
3421 Pennsy Drive                  702 Spirit 40 Park Drive
Landover, MD 20785                 Chesterfield, MO 63005

Dear Sirs:

     This letter shall constitute notice filed under that certain Partnership Agreement dated December 23, 1985, as amended (the "Partnership Agreement"), by and between Insituform Southwest, Inc. (formerly named Insituform California, Inc., successor-in-interest to Insituform Midsouth Investments, Inc. and referred to herein as the "Company"), Insitu, Inc. (successor-in-interest to Insituform East, Inc. and referred to herein as "Insitu") and Insituform Technologies, Inc. (successor-in-interest to E-Midsouth, Inc., as successor-in-interest to Insituform Southeast, Inc. and referred to herein as "Insituform").

     In accordance with Section 15(a) of the Partnership Agreement, the Company hereby terminates the Partnership Agreement effective, the later of (x) 120 days after the date hereof, or (y) the date on which the Chancery Court of Delaware has issued a declaration confirming that Insituform (as successor-in-interest to Insituform North America Corp.) is within its rights to terminate the Sub-License Agreement dated December 2, 1985 with the Partnership.

     Without in any manner whatsoever limiting the generality of the power of the Company to terminate the Partnership for any or no reason under Section 15(a) of the Partnership Agreement, the Company also notifies you that it takes the foregoing action as a consequence of serious and unremedied malfeasance and breaches of fiduciary duty by Insitu under the Partnership Agreement, as evidenced by, among other occurrences and actions by Insitu in exercising its control of the Partnership, the substantial net losses sustained by the Partnership during the last two calendar years. The Company further reserves all rights with respect to such breaches of duty owed the Company by Insitu, its direct and indirect parents and their respective directors and officers.

                              Sincerely,
                              Insituform Southwest, Inc.


                              By s/Robert L. Kelley
                                -----------------------------

cc: Midsouth Partners